Exhibit 10.2

SIXTH AMENDMENT TO LOAN AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into as of SEPTEMBER 30, 2020, between TEXAS CAPITAL BANK, NATIONAL ASSOCIATION (“Lender”), and VINTAGE STOCK, INC., a Missouri corporation (“Borrower”).

RECITALS

A. Whereas, Lender and Borrower are parties to a LOAN AGREEMENT dated as of NOVEMBER 3, 2016 (as the same has been or may be amended, supplemented or otherwise modified from time to time, including any other instruments executed and delivered in renewal, extension, rearrangement or otherwise in replacement thereof, the “Agreement”) (any capitalized terms not specifically defined herein will have the meaning ascribed to them in the Agreement);

B. Whereas, Borrower and Lender have agreed to amend certain provisions of the Agreement; and

Now, therefore, in consideration of the parties’ mutual promises in this Amendment, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.Amendments to Section 1.01. The following defined terms Section 1.01 of the Agreement hereby amended in their entirety to read as follows:

“Drawdown Termination Date” shall mean the earlier of NOVEMBER 3, 2023, and the date the Indebtedness is accelerated pursuant to the provisions of this Agreement and the other Security Instruments.

“EBITDA” means, for any Person for any period of determination, an amount equal to: (a) net income plus (b) the sum of the following to the extent deducted from net income: (1) interest expense; (2) income taxes; (3) depreciation; (4) amortization; (5) rent expense; (6) non-cash charges and losses including write-offs or write-downs (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods); (7) actual cash losses arising from stores that Borrower has operated less than twelve (12) months at the time of determination not to exceed an aggregate amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) per annum; (8) one-time, non-recurring charges paid in cash not to exceed SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($650,000.00) in the aggregate per annum; (9) management fees not to exceed FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) per annum (provided that if any portion of such FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) per annum is not paid during any fiscal year, then, in subsequent fiscal years, such management fee may be increased by such unpaid portion until paid) in any fiscal year; and (10) an equity infusion in Borrower in the amount of  ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) made on APRIL 22, 2020; in each case for such period determined and consolidated in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) EBITDA of Borrower minus unfinanced cash capitalized expenses during such period, to (b) scheduled payments of principal on the Term Loan (currently $750,000 per quarter) during such period. Unless otherwise indicated, the Fixed Charge Coverage Ratio shall be measured for the TWELVE (12) month period ending on the applicable date.

“Inventory Advance Amount” shall mean the lesser of (a) SIXTY-FIVE PERCENT (65.00%) of the cost of Eligible Inventory, and (b) NINETY PERCENT (90.00%) of the NOLV of Eligible Inventory; provided, however, that prior to the Lender’s receipt of a satisfactory appraisal (as of June 30, 2020) being

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TEXAS CAPITAL BANK, NATIONAL ASSOCIATION – VINTAGE STOCK, INC.

conducted as of the September 2020 Amendment Date, the Inventory Advance Amount shall not exceed SIXTY PERCENT (60.00%) of the cost of Eligible Inventory.

“LIBOR Rate” means, with respect to each LIBOR Interest Period, the rate (expressed as a percentage per annum and adjusted as described in the last sentence of this definition of LIBOR) for deposits in United States Dollars (commonly known as “LIBOR”) for a term equal to the LIBOR Interest Period that is published or announced on Bloomberg BTMM as calculated by Intercontinental Exchange (ICE) Benchmark Administration Limited (“ICE”) (or any successor thereto) as of 11:00 a.m., London, England, time, on the related LIBOR Determination Date.  If such rate shall cease to be published or announced on Bloomberg BTMM or if Lender determines (which determination shall be conclusive absent manifest error) that the rate calculated by ICE no longer accurately reflects the rate available to Lender in the London interbank market and, that such circumstance is likely to be temporary, LIBOR shall be determined by Lender to be the offered rate as announced by a recognized commercial service as representing the average LIBOR rate for deposits in United States dollars for a term equal to the LIBOR Interest Period as of 11:00 a.m. on the relevant LIBOR Determination Date.

(a)Notwithstanding the foregoing or any other provision of this Agreement and subject to clause (b) below, if Lender determines (which determination shall be conclusive absent manifest error) that (i) ICE (or any successor thereto) has ceased to calculate LIBOR, (ii) deposits in United States dollars are not being offered to banks in the London interbank market for the applicable amount and requested LIBOR Interest Period, (iii) adequate and reasonable means do not exist for determining LIBOR for any requested LIBOR Interest Period, (iv) LIBOR for any requested LIBOR Interest Period does not accurately reflect the rate available to Lender in the London interbank market, (v) any applicable law or regulation or any change therein or the interpretation or application thereof or compliance therewith by Lender prohibits, restricts, or makes impossible the charging of interest based on LIBOR or shall make it unlawful for Lender to make or maintain the Indebtedness evidenced by this Agreement in eurodollars, or (vi) LIBOR does not adequately and fairly reflect the cost to Lender of making or maintaining the Loan, due to changes in administrative costs, fees, tariffs, taxes, and/or other matters outside of Lender’s reasonable control, then Lender may notify Borrower of such circumstance.  Following such notice, this Agreement shall bear interest (and continue to bear interest) at the Base Rate plus the Applicable Margin, and any obligation of Lender to maintain any indebtedness under this Agreement at a rate based on LIBOR shall be suspended unless and until Lender determines that the applicable circumstance described in the foregoing clauses (i)-(vi) no longer pertains.

(b)If, at any time, Lender determines (which determination shall be conclusive absent manifest error) that (i) any circumstance described in clauses (a)(i)-(a)(vi) has arisen and is not likely to be temporary, or (ii) if (x) ICE or the Alternative Reference Rates Committee convened by the Board of Governors of the Federal Reserve System has announced a commercial loan index as an alternative to LIBOR and commercial banks in the United States are using such alternative loan index for new commercial loans, (y) LIBOR is no longer being widely used by commercial banks as a loan index in the United States for new commercial loans similar to the loan to Borrower, or (z) a governmental authority having jurisdiction over Lender has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for new commercial loans originated in the United States, then Lender may notify Borrower of such circumstance.  Following such notice, any obligation of Lender to maintain any indebtedness under this Agreement at a rate based on LIBOR; provided, however,

Lender may establish an alternate index rate of interest to LIBOR (and an interest rate margin) after giving due consideration to the then-prevailing market convention for determining an index rate of interest for new commercial loans originated by commercial banks in the United States as determined by Lender (the “Alternative Rate”). If requested by Lender, Borrower shall enter into an amendment to this Agreement to reflect the Alternative Rate and such other related changes to this Agreement as may be applicable. If no Alternative Rate has been established and Lender has notified Borrower that any circumstance under clauses (b)(i) or (b)(ii) has arisen, then any Indebtedness under this Agreement shall bear interest (and continue to bear interest) at the Base Rate plus the Applicable Margin unless and until an Alternative Rate is established.

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Notwithstanding anything herein to the contrary, in no event shall LIBOR (or any Alternative Rate) ever be less than a floor rate of ONE-HALF OF ONE PERCENT (0.50%).  LIBOR and any Alternative Rate may be adjusted from time to time in Lender’s sole discretion for then-applicable, but actual, reserve requirements, deposit insurance assessment rates, marginal emergency, supplemental, special and other reserve percentages, and other actual regulatory costs.

2.Additions to Section 1.01. The following defined terms are hereby added to Section 1.01 of the Agreement in the correct alphabetical order as follows:

“Applicable Margin” is defined in Section 2.02(a).

“Base Rate” means for any day, a rate of interest equal to the highest of: (a) the Prime Rate for such day; and (b) the sum of the Federal Funds Rate for such day plus ONE HALF OF ONE PERCENT (0.50%).

“Federal Funds Rate” means, for any day, a fluctuating rate of interest equal to the Federal Funds Rate as published in the “Money Rates” section of The Wall Street Journal.  Any change in the rate will take effect on the effective date as indicated in The Wall Street Journal.  Interest will accrue on any non-Business Day at the rate in effect on the immediately preceding Business Day.

“LIBOR Banking Day” means any day on which commercial banks in the City of London, England are open for business and dealing in offshore dollars.

“LIBOR Determination Date” means a day that is two LIBOR Banking Days prior to the beginning of the relevant LIBOR Interest Period.

“LIBOR Interest Period” means a period of one month.  The first day of the interest period must be a LIBOR Banking Day. The last day of the interest period and the actual number of days during the interest period will be reasonably determined by Lender using the practices of the London interbank market.

“Seller Note” means that certain Subordinated Promissory Note dated as of NOVEMBER 3, 2016, in the amount of $10,000,000, payable by Holdings to the Sellers of Borrower identified therein.

“September 2020 Amendment Date” means SEPTEMBER 30, 2020.

3.Addition of New Section 2.01(c).  A new Section 2.01(c) is hereby added to the Agreement as follows:

(c)Incremental Loans (Accordion).

(i)At any time after the Term Loan has been paid in full (not including by means of a refinancing of the Term Loan), Borrower may by written notice to Lender request one (but not more) increase in the Commitment (the “Incremental Revolving Credit Commitment”) to make revolving credit loans under the revolving credit facility (the “Incremental Loan”); provided that the total aggregate principal amount for the Incremental Revolving Credit Commitment shall not exceed THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) (but may be less). Such notice shall specify the date (an “Increased Amount Date”) on which Borrower proposes that the Incremental Revolving Credit Commitment shall be effective, which shall be a date not less than FIFTEEN (15) Business Days after the date on which such notice is delivered to Lender. This subsection (c) shall not be construed to create any obligation on Lender to participate in any Incremental Revolving Credit Commitment, to advance or commit to advance any credit to Borrower, or to arrange for any other Person to advance or to commit to advance any credit to Borrower, any such obligation to participate in any such Incremental Revolving Credit Commitment or commitment to extend any credit to Borrower under this subsection (c) being subject in all respects to Lender’s consent, credit underwriting and credit approval.

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TEXAS CAPITAL BANK, NATIONAL ASSOCIATION – VINTAGE STOCK, INC.

(ii)Any Incremental Revolving Credit Commitment agreed to by Lender shall become effective as of such Increased Amount Date; provided that:

(A)no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) the Incremental Revolving Credit Commitment, (2) the making of any Incremental Loans pursuant thereto;

(B)each of the representations and warranties contained herein shall be true and correct in all material respect;

(C)the proceeds of any Incremental Loans shall be used for general corporate purposes of Borrower and its Subsidiaries; and

(D)Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and Incremental Revolving Credit Commitment) reasonably requested by Lender in connection with any such transaction.

(iii)Each Incremental Revolving Credit Commitment (and the Incremental Loans made thereunder) shall (i) constitute Indebtedness of the Borrower and shall be secured and guaranteed with the other Indebtedness on a pari passu basis, and (ii) be part of the revolving credit facility, shall mature on the Drawdown Termination Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the revolving credit facility, and shall otherwise be subject to the same terms and conditions as the revolving credit facility.

(iv)Each increase in the Commitment pursuant to this section shall result in an automatic increase of the amount set forth in the term “Maximum Revolving Facility”.

4.Amendment to Section 2.02(a).  Section 2.02(a) of the Agreement is hereby amended in its entirety to read as follows:

(a)The Revolving Credit Note shall bear interest from the date thereof until maturity at a varying rate of interest which is the LIBOR Rate plus TWO AND ONE-QUARTER PERCENT (2.25%) (2.25% being the “Applicable Margin”), as the same may change from time to time, calculated on the September 2020 Amendment Date and the first LIBOR Banking Day of each month thereafter (but in no event to exceed the Maximum Nonusurious Interest Rate).  The determination by Lender of the interest rate shall, in the absence of manifest error, be conclusive and binding in all respects.

5.Amendment to Section 2.14.  Section 2.14 of the Agreement is hereby amended in its entirety to delete the Collateral Management Fee and to otherwise read as follows:

Section 2.14Termination of Commitment; Prepayment in Full.  In the event Borrower desires to terminate the Commitment and prepay in full the loans evidenced by the Revolving Credit Note at any time prior to NOVEMBER 3, 2021, Borrower will give Lender THIRTY (30) days’ written notice of Borrower’s intention and will pay to Lender, as a prepayment premium and not as a penalty, an amount equal to ONE-HALF OF ONE PERCENT (0.50%) of the Maximum Revolving Facility on the date of such prepayment.

6.Amendment to Section 5.04.  Section 5.04 of the Agreement is hereby amended in its entirety to read as follows:

Section 5.04Dividends, Distributions, Payments, and Redemptions.  Borrower will not, and will not permit any Subsidiary to (a) make any Distribution with respect to its Stock now or hereafter outstanding (other than Permitted Tax Distributions), (b) return any capital to its stockholders or interest holders, as applicable, (c) make any distribution of its assets to any other Loan Party or their respective stockholders, or interest holders, as applicable, or (d) make any payment, redemption or prepayment or

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other retirement, prior to the stated maturity thereof or prior to the due date of any Debt owing to any Person other than Lender, other than trade debt incurred in the ordinary course of business and payments and prepayments of the Term Loan expressly permitted under the Intercreditor Agreement.  Borrower will not, and will not permit any Subsidiary to, make any payment of any management, consulting or similar fee if any Default or Event of Default exists at the time of any such payment or would exist as a result of making any such payment, provided, that, in any event, Borrower may not pay management fees in an amount exceeding FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) in any fiscal year (provided that if any portion of such FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) per annum is not paid during any fiscal year, then, in subsequent fiscal years, such management fee may be increased by such unpaid portion until paid).  Notwithstanding anything in this Section 5.04 to the contrary, (i) Borrower may make mandatory prepayments of the Term Loan from proceeds of Equity Issuances and Debt Issuances (each as defined in the Intercreditor Agreement) as permitted by Section 5(b) of the Intercreditor Agreement, and (ii) so long as: (1) no Default or Event of Default exists or would occur as a result of the making of any Distribution or payment, and (2) Borrower has pro forma Availability of at least TWO MILLION AND NO/100 DOLLARS ($2,000,000.00):

(w)Borrower may make such mandatory prepayments of the Term Loan from excess cash flow as are required under the Term Loan Agreement;

(x)Borrower may make voluntary prepayments of the Term Loan;

(y)Borrower may make distributions to Holdings solely for Holdings to make prepayments of principal on the Seller Note; and

(z)If Borrower has delivered calculations reasonably acceptable to Lender evidencing a pro forma Fixed Charge Coverage Ratio of at least 1.20 to 1.00 (such requirement, together with the requirements in clauses(ii)(1) and (2) of this Section 5.04 being collectively the “Applicable Requirements”), then Borrower may make Distributions and may make payments and prepayments on other Debt.

7.Limited Waiver.  Lender hereby waives any Default, whether currently existing, previously having existed and having been cured, or previously waived (whether formally or informally), or any Event of Default that arose or could be deemed, or might have been deemed, to have arisen, directly or indirectly, from and after the date of the Agreement through and including the date of this Amendment as a result of any failure by Borrower with respect to any cross-defaults under the Agreement in respect of the “Specified Events of Default,” as defined in that certain LIMITED WAIVER AND THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated on or about the date hereof, among Term Agent, Borrower and the other parties thereto. It is the Loan Parties’ specific intention that this waiver placed each of them in the same position, from the date of the Agreement through and including the date of this Amendment, as each would have been if no alleged existing Default or Event of Default (if one arose or could be deemed, or might have been deemed, to have arisen, directly or indirectly) had ever occurred.

8.Conditions.  This Amendment shall be effective upon the completion of Borrower having delivered the following, in form and substance satisfactory to Lender: (a) this Amendment; (b) each other document, opinion and certificate required by Lender; and (c) a closing fee in immediately available funds in the amount of $12,000.

9.Representations, Warranties and Covenants; Expenses. Borrower expressly reaffirms all of its representations and warranties in the Agreement as of the date of this Amendment (except such representations and warranties that expressly relate to an earlier date). Borrower agrees to pay all costs, expenses and reasonable attorney’s fees of Lender and its counsel in connection with the Agreement or this Amendment.

10.No Waiver.  Except as set forth in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect and none of such terms and conditions are, or shall be construed as, otherwise amended or modified, except as specifically set forth herein and nothing in this Amendment shall constitute a waiver by Lender of any Default or Event of Default, or of any right, power or remedy available to

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Lender or any Loan Party under the Agreement, whether any such defaults, rights, powers or remedies presently exist or arise in the future.

11.Ratification.  The Agreement shall, together with this Amendment and any related documents, instruments and agreements shall hereafter refer to the Agreement, as amended hereby.

12.Release.  EACH LOAN PARTY HEREBY ACKNOWLEDGES AND AGREES THAT IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE OBLIGATIONS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM LENDER. EACH LOAN PARTY HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE LENDER AND EACH OF ITS RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED THAT SUCH LOAN PARTY MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND THAT ARISE FROM ANY OF THE LOANS, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE AGREEMENT OR ANY OF THE OTHER SECURITY INSTRUMENTS, AND/OR THE NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE.

13.Other Provisions.  The provisions of the Agreement that are not expressly amended in this Amendment shall remain unchanged and in full force and effect.  In the event of any conflict between the terms and provisions of this Amendment and the Agreement, the provisions of this Amendment shall control.

14.Signatures. This Amendment may be signed in counterparts. A facsimile or other electronic transmission of a signature page will be considered an original signature page. At the request of a party, the other party will confirm a fax-transmitted or electronically transmitted signature page by delivering an original signature page to the requesting party.

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TEXAS CAPITAL BANK, NATIONAL ASSOCIATION – VINTAGE STOCK, INC.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first written above.

LENDER:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ Terri Sandridge
Name:	Terri Sandridge
Title:	Senior Vice President, Corporate Banking-ABL

BORROWER:

VINTAGE STOCK, INC.

By:	/s/ Rodney Spriggs
Name:	Rodney Spriggs
Title:	CEO and President

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TEXAS CAPITAL BANK, NATIONAL ASSOCIATION – VINTAGE STOCK, INC.